CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2007 RESULTS

Norton, Massachusetts, March 25, 2008. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $12.5 million and net income of $949 thousand or $0.08 per basic share, $0.07 per diluted share, for the fiscal year ended December 29, 2007. This compares with revenue of $11.9 million and net income of $1.8 million or $0.14 per basic and diluted common share for the fiscal year ended December 30, 2006.

Revenue for the quarter ended December 29, 2007 was $3.2 million and net income was $252 thousand or $0.02 per basic and diluted share. This compares with revenue of $3.8 million and net income of $1.1 million or $0.09 per basic and $0.08 per diluted share for the quarter ended December 30, 2006. As described previously, revenues in Q4 2006 spiked due to increased shipments of baseplates for cellular telephone basestations resulting from specific contractual deadlines of customers rather than representing an increase in underlying demand, and, as expected, reduced 2007 demand for this product.

Net income in 2007 was lower than 2006 due to product mix changes, higher employment levels maintained in anticipation of growth, and differences in income tax benefits resulting from a reduction in the valuation allowance of the Company`s deferred tax assets. Net income in 2007 included income tax benefits of $58 thousand compared to income tax benefits of $288 thousand in 2006.

Grant Bennett, President, said, "We enter 2008 with significantly strengthened fundamentals compared to a year ago. These fundamentals include a broader customer base and forecasts from key customers showing increased demand in 2008 particularly for baseplates for motor controllers and flip chip heat spreaders. In 2008 we believe we will begin to see meaningful revenues from baseplates used in hybrid and electric vehicles. In 2008 we are continuing to provide prototypes of our HybridTech metal matrix composite armor tiles to armor integrators as we seek production orders. Last year we achieved both our market and technical objectives in our newest product line, hermetic metal packages, including introducing hermetic metal packages incorporating AlSiC components. We expect significant growth in this product line in 2008.

In terms of profitability, we believe we will benefit from the investments in equipment and facilities made in 2007 as our unit shipments grow in 2008."

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2008 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTCBB: CPSH)

Year Ended	Dec 29, 2007	Dec 30, 2006

Revenues	$ 12,466,569	$ 11,907,701

Net income	$ 948,598	$ 1,778,055

Basic income per share	$ 0.08	$ 0.14

Weighted average basic shares	12,542,962	12,472,778

Diluted income per share	$ 0.07	$ 0.14

Weighted average diluted shares	13,298,687	13,066,641

Quarter Ended:	Dec 29, 2007	Dec 30, 2006

Revenues	$ 3,156,845	$ 3,847,163

Net income	$ 251,831	1,092,318

Basic income per share	$0.02	$ 0.09

Weighted average basic shares	12,551,849	12,521,959

Diluted income per share	$0.02	$0.08

Weighted average diluted shares	13,303,006	13,104,063